                                                                   Exhibit 12(b)


                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                       Fiscal      Fiscal
                                                Six Months Ended     Year Ended  Year Ended
                                                  December 31,        June 30,    June 30,
                                                 1998       1997        1998        1997
                                                 -----      -----       -----       -----
                                                               (millions)
Income from continuing operations before tax     $  88      $  68       $  17       $ 122

Add (deduct):
Dividends from equity companies                      1          1           2           1
Fixed charges                                       99         85         182         172
Interest capitalized, net of amortization           --         --          --          (1)
                                                 -----      -----       -----       -----
Earnings available for fixed charges             $ 188      $ 154       $ 201       $ 294
                                                 -----      -----       -----       -----

Fixed charges:
Interest Expense                                 $  93      $  79       $ 170       $ 159
Portion of rent expense deemed to
represent interest factor                            6          6          12          13
                                                 -----      -----       -----       -----

Fixed Charges                                       99         85         182       $ 172
                                                 -----      -----       -----       -----

Ratio of Earnings to Fixed Charges                 1.9x       1.8x        1.1x        1.7x
                                                 =====      =====       =====       =====